Exhibit 99.1

ACCELRYS ANNOUNCES FIRST QUARTER 2009

FINANCIAL RESULTS

San Diego, August 5, 2008 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended June 30, 2008.

“Our results for the first quarter position us to achieve our goals for fiscal year 2009,” said Mark Emkjer, President and CEO of Accelrys. “We are pleased that, for the third consecutive quarter, orders have increased over orders received during the same quarters of our prior year. This quarter’s increase was led by robust demand for our scientific operating platform and materials science offerings. We are especially encouraged by several large solution opportunities which have developed in our pipeline this quarter. We believe opportunities such as these are a strong indicator of our progress as we execute on our strategy and focus on larger markets for our scientific operating platform. Such opportunities further position us for growth in fiscal year 2009 and beyond.”

First Quarter 2009 Financial Results:

•

Revenue for the quarter ended June 30, 2008 increased 1% to $20.3 million from $20.1 million for the same quarter of the previous year. Revenue in the current quarter was favorably impacted by continued growth in orders for solutions related to the Company’s scientific operating platform product line, partially offset by reduced revenue from deemphasized products.

•

Non-GAAP operating income was $2.2 million for the current quarter compared to non-GAAP operating income of $2.1 million for the same quarter of the previous year. GAAP operating income for the current quarter was $0.1 million compared to GAAP operating income of $0.8 million operating income for the same quarter of the previous year. GAAP operating income for the current quarter was unfavorably impacted by restructuring charges of $0.8 million.

•

Non-GAAP net income was $2.2 million, or $0.08 per diluted share, for the current quarter compared to non-GAAP net income of $2.7 million, or $0.10 per diluted share, for the same quarter of the previous year. Non-GAAP net income for the current quarter was unfavorably impacted by lower interest rates and unfavorable currency fluctuations. GAAP net income was $0.1 million, or breakeven on a per diluted share basis, for the current quarter compared to GAAP net income of $1.4 million, or $0.05 per diluted share, for the same quarter of the previous year. GAAP net income for the current quarter was unfavorably impacted by restructuring charges of $0.8 million, as well as lower interest rates and unfavorable currency fluctuations.

Recent Business and Financial Highlights:

•

Increased order intake for the Company’s products and services as compared to the first quarter of the prior fiscal year, led by strong growth in orders for the Company’s scientific operating platform solutions and materials science offerings.

•

Appointed Ilene Vogt as Senior Vice President of Worldwide Sales and Services. Ms. Vogt joins the Company from Actuate Corporation, a leading provider of business intelligence software. Ms. Vogt has been employed as Actuate’s Senior Vice President, Worldwide Operations, during the past seven years.

•

Released Materials Studio 4.3, the newest version of the Company’s materials modeling and simulation platform. This release includes four new major applications which provide researchers with a complete multi-scale modeling environment.

•	Restructured our workforce, reducing investments in our legacy products and adding several new employees with experience and skill sets which are key to our growth products and markets.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income, net income, and net income per share that exclude stock-based compensation expense, amortization of purchased intangible assets and restructuring charges. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended June 30,
	2008	2007
GAAP Operating income	$142	$830
Stock-based compensation expense[1]	879	903
Purchased intangible asset amortization[2]	381	381
Restructuring charges[3]	842	25

Non-GAAP Operating income	$2,244	$2,139

GAAP Net income	$86	$1,419
Stock-based compensation expense	879	903
Purchased intangible asset amortization	381	381
Restructuring charges	842	25

Non-GAAP Net income	$2,188	$2,728

GAAP Diluted net income per share	$0.00	0.05
Stock-based compensation expense	0.03	0.03
Purchased intangible asset amortization	0.01	0.01
Restructuring charges	0.03	—

Non-GAAP Diluted net income per share[4]	$0.08	$0.10

[1] Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended June 30,
	2008	2007
Cost of revenue	$98	$81
Product development	223	230
Sales and marketing	156	201
General and administrative	402	391

Total stock-based compensation expense	$879	$903

[2] Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.

[3]	Restructuring charges are included in the restructuring charges line in our condensed consolidated statements of operations.

[4]	Earnings per share amounts for the three months ended June 30, 2008 and 2007 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, August 5, 2008, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (800) 291-9234 (+(617) 614-3923 outside the United States) and enter the access code, 60563058, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 32419872, beginning 7:00 p.m. ET on August 5, 2008 through 5:00 p.m. ET on November 5, 2008.

About Accelrys:

Accelrys develops and commercializes scientific business intelligence software for the aggregation, mining, integration, analysis, modeling and simulation, management and interactive reporting of scientific data. Our solutions are used by biologists, chemists, materials scientists, and information technology professionals for product design as well as drug discovery and development. Our technology and services are designed to meet the needs of today’s leading research and development organizations including leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemical, energy, aerospace and consumer packaged goods companies worldwide use our solutions. Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the growth of the Company, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2008	2007
Revenue	$20,300	$20,101
Cost of revenue	3,460	3,507

Gross profit	16,840	16,594
Operating expenses:
Product development	4,278	4,309
Sales and marketing	8,117	7,540
General and administrative	3,461	3,890
Restructuring charges	842	25

Total operating expenses	16,698	15,764

Operating income	142	830
Interest and other income, net	273	992

Income before taxes	415	1,822
Income tax expense	329	403

Net income	$86	$1,419

Basic and diluted net income per share	$0.00	$0.05

Weighted average shares used to compute basic and diluted net income per share
Basic	26,890	26,552
Diluted	26,987	26,884

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2008	March 31, 2008
Assets
Cash and marketable securities[1]	$74,911	$76,382
Trade receivables, net	12,002	21,976
Other assets, net[2]	59,069	57,733

Total assets	$145,982	$156,091

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	11,231	14,727
Total deferred revenue[3]	50,482	58,341
Noncurrent liabilities, excluding deferred revenue	8,060	8,140
Total stockholders’ equity	76,209	74,883

Total liabilities and stockholders’ equity	$145,982	$156,091

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Restricted cash and marketable securities; and Marketable Securities, net of current portion

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion